Exhibit 99.1

INVESTORS:  Allan Kells
(816) 201-2445 akells@cerner.com

MEDIA:  Tracy Richardson
(816) 201-5042 tracy.richardson@cerner.com

Cerner’s Internet Home Page: http://www.cerner.com

Cerner Delivers Strong Earnings and Cash Flow

New Business Bookings a first quarter record

KANSAS CITY, Mo.—April 21, 2005—Cerner Corp. (NASDAQ: CERN) today announced results for the 2005 first quarter ended April 2, 2005, delivering strong new business bookings, earnings and cash flow. New business bookings revenue in the first quarter was $233.8 million, which is up 8 percent over the first quarter of 2004 and is a record level of new business bookings for the first quarter.

First quarter 2005 revenues increased 20 percent to $262.5 million compared to $218.7 million in the year-ago quarter. First quarter 2005 revenues included $17.3 million from the acquisition of the medical division of VitalWorks, Inc., which closed on January 3, 2005.

On a GAAP basis, first quarter 2005 net earnings were $12.5 million, and diluted earnings per share were $0.33. The first quarter of 2005 included a charge of $6.4 million for the write-off of acquired in-process research and development related to the acquisition of the medical division of VitalWorks Inc. This charge impacted net earnings by $3.9 million and diluted earnings per share by $0.10. Before this charge, net earnings were $16.5 million and diluted earnings per share were $0.43. Analysts’ consensus estimates for first quarter 2005 earnings per share were $0.42.

The Company generated strong operating cash flow of $44.3 million in the first quarter, driven by continued strong operational execution and improved days sales outstanding.

Other First Quarter Highlights:

•	Record cash collections of $278.9 million.

•	Days sales outstanding of 99 days compared to 104 days in the fourth quarter of 2004 and 108 days in the year-ago quarter.

Cerner Delivers Strong Earnings and Cash Flow	2

•	Operating margin of 11.1 percent, which is 80 basis points higher than the first quarter of 2004.

•	Total revenue backlog of $1.61 billion, up 22 percent over the year-ago quarter. This is comprised of $1.24 billion of contract backlog and $364.5 million of support and maintenance backlog.

•	175 Cerner Millennium® solution implementations were completed. Cerner has now turned on over 3,900 Cerner Millennium solutions at nearly 800 client facilities worldwide.

“Our first quarter results again reflect very strong sales and operational execution,” said Neal Patterson, Cerner’s co-founder, chairman and chief executive officer. “We continued to deliver on our financial imperatives by generating strong revenue growth, expanding operating margins, and delivering strong cash flow.”

“We remain excited about the opportunities that exist in the healthcare information technology industry,” added Patterson. “Healthcare remains the largest single component of the United States economy, and the federal government has become increasingly aware that widespread adoption of HIT is necessary to reduce rising healthcare costs and improve safety. Cerner’s unified architecture and depth and breadth of solutions and services uniquely position us to play a major role in facilitating this widespread adoption across physician offices, hospitals, clinics, laboratories and pharmacies.”

Future Period Guidance
The Company expects revenue in the second quarter of 2005 to be approximately $265 million to $270 million. Cerner expects earnings per share in the second quarter to be between $0.48 and $0.49, which is nearly 30 percent higher than the second quarter of 2004. Cerner expects new business bookings in the second quarter to be between $235 and $250 million.

For the year 2005, the Company expects earnings per share between $2.10 and $2.14, which is up from the prior range of $2.07 to $2.12. 2005 earnings per share guidance does not include the previously mentioned $0.10 charge for the write-off of acquired in-process research and development. Cerner expects 2005 revenue to be between $1.09 billion and $1.11 billion, which is up from the prior range of $1.08 billion and $1.1 billion.

Cerner Delivers Strong Earnings and Cash Flow	3

Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail at 3:30 p.m. CDT on April 21, 2005. The dial-in number for the call is (617) 786-4513 and the replay number is (617) 801-6888 (Pass code: 15393413). The rebroadcast of the call will be available from approximately 6:00 p.m. CDT, April 21, through 6:00 p.m. CDT, April 23.

An audio Webcast will be available both live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts). A copy of the script used during the call will also be available at the same section of www.cerner.com.

Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium, and Cerner’s logo. (Nasdaq:CERN), www.cerner.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “opportunities”, “positions us”, “expects”, “guidance” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, changes in the healthcare industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, government regulations, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company’s software, risks associated with the Company’s global operations, the recruitment and retention of key personnel, risks related to doing business with third party suppliers, and the potential inconsistencies in sales forecasts compared to actual sales. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

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CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS

	Three Months	Three Months
	Ended	Ended
(In thousands, except per share data)	April 2, 2005 (1)	April 3, 2004 (2)

Revenue
System sales	$99,942	84,512
Support, maintenance and services	156,001	127,069
Reimbursed travel	6,591	7,146

Total revenue	262,534	218,727

Margin
System sales	63,908	57,779
Support and maintenance	143,218	114,275

Total margin	207,126	172,054

Operating expenses
Sales and client service	110,840	92,842
Software development	49,329	42,554
General and administrative	17,922	14,145
Write-off of in process research and development	6,382	—

Total operating expenses	184,473	149,541

Operating earnings	22,653	22,513

Interest income	884	442
Interest expense	(2,626)	(2,557)
Other income	30	3,014

Non-operating income (expense), net	(1,712)	899

Earnings before income taxes	20,941	23,412
Income taxes	(8,421)	(9,283)

Net earnings	$12,520	14,129

Basic earnings per share	$0.34	0.40

Basic weighted average shares outstanding	36,740	35,661

Diluted earnings per share	$0.33	0.38

Diluted weighted average shares outstanding	38,294	37,222

Note 1:	Includes a charge for the write off of acquired in process research and development related to the acquisition of the medical business division of VitalWorks, Inc. The impact of this charge is a $3.9 million decrease, net of $2.4 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.10 for 2005.

Note 2:	Includes a gain on the sale of Zynx Health Incorporated. The impact of this gain is a $1.8 million increase, net of $1.2 million tax expense, in net earnings and an increase to diluted earnings per share of $.05 for 2004.

CERNER CORPORATION
NON-GAAP
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months	Three Months
	Ended	Ended
(In thousands, except per share data)	April 2, 2005	April 3, 2004

Revenue
System sales	$99,942	84,512
Support, maintenance and services	156,001	127,069
Reimbursed travel	6,591	7,146

Total revenue	262,534	218,727

Margin
System sales	63,908	57,779
Support and maintenance	143,218	114,275

Total margin	207,126	172,054

Operating expenses
Sales and client service	110,840	92,842
Software development	49,329	42,554
General and administrative	17,922	14,145

Total operating expenses	178,091	149,541

Operating earnings	29,035	22,513

Interest income	884	442
Interest expense	(2,626)	(2,557)
Other income	30	(9)

Non-operating expense, net	(1,712)	(2,124)

Earnings before income taxes	27,323	20,389
Income taxes	(10,862)	(8,086)

Net earnings	$16,461	12,303

Basic earnings per share	$0.45	0.34

Basic weighted average shares outstanding	36,740	35,661

Diluted earnings per share	$0.43	0.33

Diluted weighted average shares outstanding	38,294	37,222

RECONCILIATION OF NON-GAAP
TO GAAP CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months	Three Months
	Ended	Ended
(In thousands, except per share data)	April 2, 2005	April 3, 2004

Non-GAAP net income	$16,461	12,303
Write off of acquired in process research and development	(6,382)	—
Income tax effect	2,441	—
Gain on sale of Zynx	—	3,023
Income tax effect	—	(1,197)

GAAP net income	$12,520	14,129

Basic earnings per share	$0.34	0.40

Basic weighted average shares outstanding	36,740	35,661

Diluted earnings per share	$0.33	0.38

Diluted weighted average shares outstanding	38,294	37,222

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)	April 2,	January 1,
	2005	2005

Assets

Cash and cash equivalents	$126,680	189,784
Receivables, net	284,107	282,199
Inventory	8,290	7,373
Prepaid expenses and other	36,718	30,117

Total current assets	455,795	509,473

Property and equipment, net	234,541	230,440
Software development costs, net	162,148	157,765
Goodwill, net	109,836	54,600
Intangible assets, net	61,878	22,690
Other assets	8,162	7,297

Total assets	$1,032,360	982,265

Liabilities

Accounts payable	$36,429	37,008
Current installments of long-term debt	22,018	21,908
Deferred revenue	82,494	77,445
Deferred income taxes	—	430
Accrued payroll and tax withholdings	56,896	55,819
Other accrued expenses	12,209	6,634

Total current liabilities	210,046	199,244

Long-term debt	130,614	108,804
Deferred income taxes	70,747	69,863
Deferred revenue	5,610	5,703

Total liabilities	417,017	383,614

Minority owners’ equity interest in subsidiary	1,286	1,166

Stockholders’ Equity

Common stock	410	381
Additional paid-in capital	276,601	271,116
Retained earnings	356,531	344,011
Treasury stock, at cost (1,502,999 shares in 2005 and 2004)	(26,793)	(26,793)
Foreign currency translation adjustment	7,308	8,770

Total stockholders’ equity	614,057	597,485

Total liabilities and equity	$1,032,360	982,265